Exhibit 10.72

March XX, 2025

FORM 2025 Long Term Incentive Award Letter

Dear First Name,

I am pleased to inform you that you have received a Grant of Units in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2025 Long Term Incentive Award Agreement (the “2025 Award Agreement”) and the Constellium SE 2013 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the 2025 Award Agreement or the Plan.

Grant Date	March 13, 2025
Grant Date Award Value	$XX,XXX
Restricted Stock Units (RSUs)	Y,YYY
Vesting Date	March 13, 2028
Vesting Period	From the Grant Date through the Vesting Date
Grant Type	[French resident] [Non-French resident]

Please note that, except as otherwise set forth in the 2025 Award Agreement, the vesting of the RSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs) is subject to the satisfaction of the Continued Service Condition.

By electronic acceptance of this award, you acknowledge that you have received a copy of, or have online access to, the 2025 Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the 2025 Award Agreement and the Plan. The Board or its delegate shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Very truly yours

Ryan Jurkovic
Senior Vice President
Chief Human Resources Officer

2025 LTIP Award Letter	Last Name, First Name